EXHIBIT 10.1
WINTRUST FINANCIAL CORPORATION
CASH INCENTIVE AND RETENTION PLAN
(Effective April 9, 2008)
1.	Purpose. The purpose of the Wintrust Financial Corporation Cash Incentive and Retention Plan is to benefit the Corporation and its Subsidiaries by enabling the Corporation to offer certain present and future officers and employees of the Corporation and its Subsidiaries cash-based incentive and retention awards, thereby providing them a stake in the growth of the Corporation and encouraging them to continue in the service of the Corporation and its Subsidiaries.

2.	Definitions.
(a)	“Award” means, cash-based incentive and/or retention award as described in Section 5.

(b)	“Award Agreement” means a writing provided by the Corporation to each Participant setting forth the terms and conditions of each Award made under this Plan and any amendment or modification thereto.

(c)	“Board” means the Board of Directors of the Corporation.

(d)	“Change of Control” shall be deemed to have occurred upon the happening of any of the following events:
     (i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its Subsidiaries, or any corporation with respect to which, fallowing such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or

     (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individua1 were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule I4a- 11 of Regulation 14A promulgated under the Exchange Act); or
     (iii) The consummation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, mote than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.
(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan.

(g)	“Corporation” means Wintrust Financial Corporation, an Illinois corporation.

(h)	“Employee” means an employee of the Corporation or a Subsidiary.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Participant” means an Employee who has been granted an Award under the Plan.

(k)	“Plan” means this Wintrust Financial Corporation Cash Incentive and Retention Plan.

(l)	“Plan Year” means a twelve-month period beginning with January 1 of each year.

(m)	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% (or 20% if providing an Award to an Employee of such Subsidiary is based on legitimate business criteria as defined in Code Section

409A and regulations promulgated thereunder) by reason of stock ownership or otherwise.
3.	Eligibility. Any Employee selected by the Committee is eligible to receive an Award.

4.	Plan Administration.
(a)	Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees in the Plan and, except as otherwise required by law or this Plan, the terms of Awards and Award Agreements, including, but not limited to, vesting schedules, length of relevant performance periods, post-retirement and termination rights, payment dates and such other terms and conditions as the Committee deems appropriate.

(b)	The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements, to decide all questions of fact arising in its application and to make all other determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Articles of Incorporation, By-Laws, by agreement or otherwise as may be amended from time to time.

(c)	The Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, other than its authority with regard to Awards granted to Participants who are officers of the Corporation for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code. To the extent deemed necessary or advisable, including for purposes of Section 16 of the Exchange Act, the independent members of the Board may act as the Committee hereunder.
5.	Awards under this Plan. All Awards under this plan shall be cash-based Awards that may be earned pursuant to the achievement of performance criteria set forth in Section 6 and/or continued employment during a performance period or cycle equal to one or more Plan Years or such other period of time as determined by the Committee.

6.	Performance Criteria. The Committee may from time to time, establish performance criteria with respect to an Award. The performance criteria or standards for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the period in which the Committee permitted such Participant to satisfy or achieve such performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following: earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity or assets, investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expense including goodwill, unplanned stock offerings and strategic loan loss provisions. Such performance standards may be particular to a line of business, Subsidiary or other unit or may be based on the performance of the Corporation generally.

7.	Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 8 hereof, between the Corporation and the Participant as to the terms and conditions of the Award. An Award Agreement, and any required signatures thereon or authorization or acceptance thereof, may be in electronic format.

8.	Other Terms and Conditions.
(a)	Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(b)	Effect of Termination of Employment and Change in Control. The disposition of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment, or in the event of a Change in Control, shall be as determined by the Committee and set forth in the Award Agreement.

(c)	Withholding. The deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash.

(d)	Deferral. To the extent provided by the Committee in the Award Agreement or otherwise, the receipt of payment of cash that would otherwise be due under any Award may be deferred pursuant to an applicable deferral plan established by the Corporation or a Subsidiary. The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.

(e)	Other Restrictions, Limitations and Clawback. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (a) termination of employment for cause, (b) fraudulent, illegal or misconduct, (c) violation of any Corporation and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to Participant, (d) breach of any noncompetition, nonsolicitation, confidentiality, or other restrictive covenant that may apply to the Participant, or (e) other conduct by the Participant that is detrimental to the business or reputation of the Corporation and/or its Subsidiaries. If the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted), the Participant shall reimburse the Corporation the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(f)	Code Section 409A. Anything under the Plan to the contrary notwithstanding, to the extent applicable, it is intended that the Plan shall comply with the provisions of Section 409A of the Code and the Plan and all applicable Awards be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Corporation or applicable Subsidiary, shall not be paid until the earlier of (x) the date that is six months following such separation from service or (y) the date of the Participant’s death following such separation from service.
9.	Amendments, Modification and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

10.	Rights as Employees. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Corporation or a Subsidiary. Further, the Corporation and

each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

11.	Governing Law. To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Illinois, provided, however, that in the event the Corporation’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.

12.	Effective Date. The effective date of the Plan is April 9, 2008 (the “Effective Date”), the date the Plan was adopted.